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                                                                   EXHIBIT 23.1



                         Independent Auditor's Consent





The Board of Directors
Enterbank Holdings, Inc.:

We consent to incorporation by reference in pre-effective Amendment No. 1 to the registration statement on Form S-3 of Enterbank Holdings, Inc. of our report dated January 29, 1999 relating to the consolidated balance sheets of Enterbank Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Enterbank Holdings, Inc.

/s/ KPMG, LLP


St. Louis, Missouri
October 4, 1999